Exhibit 99.1

Dominion Purchases 100% of Cerro Chorcha Copper Project from Bellhaven

NEW YORK, April 20 2009 / -- Dominion Minerals Corporation (OTC: DMNM) (“Dominion” or the “Company”) and Bellhaven Copper & Gold (TSX-Venture: BHV) (“Bellhaven”) are pleased to announce that the parties have consummated a Stock Purchase Agreement, whereby Dominion has purchased Cuprum Resources Corp., the Company that owns 100% of the Cerro Chorcha Concession, from Bellhaven, thereby purchasing 100% of the Cerro Chorcha Copper Project. Dominion purchased Cuprum for a sum of US$2,500,000 and 6 million shares of Dominion. This includes the US$1,000,000 previously paid and 4 million shares previously issued by Dominion to Bellhaven under the Exploration and Development Agreement between the parties.

As part of this transaction, the Exploration and Development Agreement signed by the parties on March 6, 2007, has been terminated by mutual agreement of the parties, and is null, void and worthless. The parties have granted each other a full and unconditional mutual general release for and from any and all obligations appertaining to said Exploration and Development Agreement.

From March 2007 through the date of the Stock Purchase Agreement, Dominion invested approximately $5.6 million in the Cerro Chorcha project, in accordance with the Exploration and Development Agreement.  As per the NI 43-101 report released in September 2008, the Cerro Chorcha project hosts a porphyry copper deposit with an Indicated mineral resources of 117.4 million tonnes grading 0.51% Cu, 0.07 g/t Au and 1.7 g/t Ag, and, in addition, an Inferred mineral resource of 84.5 million tonnes grading 0.46% Cu, 0.07 g/t Au and 1.9 g/t Ag, using a 0.2% Cu cut-off grade.  As a result, total in-situ copper has risen to 2.17 billion lbs and in-situ gold has risen to 449,000 oz.

Importantly, the presence of a large area hosting high-grade copper-gold-silver mineralization in the central portion of Cerro Chorcha has been confirmed. This high-grade zone has an Indicated mineral resource of 24.1 million tonnes grading 0.97% copper, 0.16 g/t gold and 3.1 g/t silver, and, in addition, an Inferred mineral resource of 13.3 million tonnes grading 0.86% copper, 0.16 g/t gold and 3.2 g/t silver, using a 0.65% copper cut-off grade. The mineralization remains open at depth and in multiple directions, and all holes drilled to date appear to indicate potential for the significant extension of the high-grade zone. This will be investigated further in the 2009 drilling campaign comprising 26 holes over a total of 10,300 meters, which shall include a deep drilling campaign consisting of 13 holes totalling c. 6,550 meters.

The NI 43-101 report also confirmed that Cerro Chorcha gold grades can be significant and tend to correlate well with high-grade copper mineralization. Gold values were consistently assayed for in all drill holes. Previous trench results returned average grades of 0.66 g/t Gold and 9.72 g/t Silver over a trench length of 585 meters. Considering the meaningful intersects encountered at several holes drilled to date (previously announced in detail), Dominion expects copper and gold grades to increase as the high-grade zone is explored at further depth.

Pini Althaus, Chairman and CEO of Dominion Minerals commented as follows:

“We are extremely delighted to have purchased the Cerro Chorcha copper project. This should provide the Company with an opportunity to create significant value for our shareholders. These shareholders also include Bellhaven to whom we are grateful for the opportunity to have worked with these past two years in successfully developing Cerro Chorcha. Now we will focus our efforts on the 2009 drilling campaign and hope to deliver on our expectations in terms of size, quality and scale of this unique project.”

Julio Benedetti, President and CEO of Bellhaven commented as follows:

“We are pleased with the terms of this deal as it provides us with substantial upside in the project, via our 6 million common shares of Dominion Minerals, while allowing management to focus its human and financial resources toward Bellhaven’s nearer-term gold producing project, Santa Maria, which is located just outside the small mining town of Gomez Plata in the Antioquia Department (province) of Colombia where gold mining has been carried out since Pre-Colombian  times to the present.  We wish Dominion the utmost of success with their massive copper project, Cerro Chorcha.”

For further information from Dominion please contact:

Dominion Minerals

Pini Althaus, President & CEO

Tel: +1 212 231-8171

Email: pini@dominionminerals.com

For further information from Bellhaven please contact:

Bellhaven Copper & Gold Inc.

PanAmerica Capital Group, Inc.

Julio C. Benedetti, President & CEO

Patrick Abraham

Tel: +507-226-3967

Tel: +507-340-9500

Email: benedettijulio@hotmail.com

        Email: pabraham@panamerica-group.com

Web Site:  www.bellhavencg.com

About Dominion Minerals Corp.

Dominion Minerals Corp. is a US-based copper and gold exploration and development company focused primarily on its Cerro Chorcha Porphyry Copper Project in Panama.

For more information please visit http://www.dominionminerals.com

Forward-Looking Statement Disclaimer

This press release includes certain statements that may be deemed "forward-looking statements". All statements in this release, other than statements of historical facts, that address continuing to Canada, exchange listing application, additional financing, seeking and acquiring new projects and gaining recognition are forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market price of gold, general economic conditions, market and business conditions, statements or information with respect to known or unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information, including, without limitation, risks and uncertainties relating to the Company's plans at its mineral properties, the interpretation of drill results and the estimation of mineral resources and reserves, the geology, grade and continuity of mineral deposits, the possibility that future exploration, development or mining results will not be consistent with the Company's expectations, metal recoveries, accidents, equipment breakdowns, title matters, labor disputes or other unanticipated difficulties with or interruptions in production and operations, the potential for delays in exploration or development activities or the completion of feasibility studies, the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations, currency fluctuations, failure to obtain adequate financing on a timely basis, the effect of hedging activities, including margin limits and margin calls, regulatory restrictions, including environmental regulatory restrictions and liability, the speculative nature of mineral exploration, dilution, competition, loss of key employees.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov.  These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

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